Exhibit 99.1

FOR IMMEDIATE RELEASE Teton Energy Corporation 410 17th Street, Suite 1850 Denver, CO 80202 www.teton-energy.com

Company contact:

Gillian Kane

(303) 565-4600 ext. 101

gkane@teton-energy.com

www.teton-energy.com

TETON ENERGY MAKES EXECUTIVE ANNOUNCEMENTS

DENVER, April 3/PRNewswire-FirstCall/ — Teton Energy Corporation (AMEX: TEC), an independent oil and natural gas producer focused on the acquisition, exploration and development of North American properties, today announced two executive changes.  The Company announced the appointment of Andrew M. (“Toby”) Schultz as its Vice President of Production.  Separately the Company announced that Patrick A. Quinn, the Company’s contract CFO has resigned in order to be able to devote more time to his firm, Quinn & Associates, P.C.

Commented Karl F. Arleth, Teton’s President & CEO: “I am pleased that Toby Schultz is joining Teton to oversee our petroleum engineering and operational needs.  Toby comes to Teton with tremendous experience in many of the areas in which we are active or plan to operate in the future.”

Added Arleth: “Teton thanks Pat Quinn for his assistance during our transition from a Russian oil company to a domestic E&P concern.  Pat was instrumental in creating an infrastructure into which a new, full-time CFO will be able to hit the ground running.”

The Company also announced that it has formed a search committee headed by outside Director Bill White to manage the search process for a new Chief Financial Officer.  The Company appointed Tom Conroy, an independent director and licensed CPA, to serve as interim CFO pending the search for a permanent CFO.

About Teton Energy Corporation

Denver-based Teton Energy Corporation is an independent oil and gas exploration and production company with operations in the Rocky Mountain region of the U.S.  The Company’s common stock trades as TEC on the American Stock Exchange. More information about the Company is available on the Company’s website, www.teton-energy.com, and through additional press releases as the projects develop.

Forward-Looking Statements

This news release may contain certain forward-looking statements, including declarations regarding Teton and its subsidiary’s expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton’s management as at the date hereof and actual results may vary based upon future events, both within and without the control of  Teton’s management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on the company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.  More information about potential factors that could affect the Company’s operating and financial results is included in Teton’s annual report on Form 10-K for the year ended December 31, 2005.  Teton’s disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton’s website at www.teton-energy.com. Copies are available without charge, upon request from the Company.